UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On March 21, 2012, the Board of Directors of LKQ Corporation (the “Company”) approved an amendment to the Change of Control Agreement dated as of December 6, 2010 (the “Agreement”) between the Company and Robert L. Wagman, the Company’s President and Chief Executive Officer.

The Agreement originally provided that in the event that Mr. Wagman’s employment is involuntarily terminated within two years after a change of control of the Company, then Mr. Wagman would be entitled to certain benefits, including (a) a severance payment equal to a multiple (originally two times) of the sum of his salary and the greater of his target bonus or average annual bonus over the preceding three years, and (b) continuation of health and dental insurance coverage for Mr. Wagman and his dependents (originally for a period of 24 months). The amendment increased the severance payment multiple to two and one-half times and the insurance period to 30 months. The changes were made in connection with Mr. Wagman becoming our sole Chief Executive Officer in January 2012 and make Mr. Wagman’s benefits consistent with the benefits of Joseph M. Holsten when he served as our Chief Executive Officer.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, as amended, which is filed as Exhibit 10.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibit

Exhibit Number	Description of Exhibit

10.1	Change of Control Agreement between LKQ Corporation and Robert L. Wagman, as amended and restated as of March 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2012

LKQ CORPORATION

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel